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                                                                    EXHIBIT 10.5

                          EXECUTIVE SERVICES AGREEMENT
                          ----------------------------


         THIS EXECUTIVE SERVICES AGREEMENT ("Agreement") is made and entered into as of the 6th day of December, 1999 ("Effective Date") by and between GLOBAL SPORTS AND GAMING.COM, a Delaware corporation ("Company") and DOUGLAS R. MILLER, an individual ("Miller").
         WHEREAS, Company desires to employ the services of Miller and Miller is agreeable to provide his services to Company upon the terms and conditions hereinafter set forth:
         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises contained herein, Company and Miller agree as follows:

         1.       SERVICES.
                  1.1 Except as set forth Paragraph 1.3, Miller agrees to provide his exclusive services to Company as a Chief Operating Officer of Company during the "Term" (as defined below), for the purpose of effecting and promoting "Company's Business" (as hereafter defined). Miller hereby agrees to provide such services, on the terms and conditions hereinafter set forth. "Company's Business" is defined as the entertainment, sports, publishing, telemarketing and Internet business.
                  1.2 Miller shall have such authority, duties and responsibilities as may be vested in Miller by the Board of Directors of Company and Miller agrees to discharge such duties and responsibilities to the best of his ability.
                  1.3 Miller further agrees that he shall carry out his duties and responsibilities hereunder in a diligent and competent manner and shall devote his full business time, attention and energy thereto. During the Term, Miller may, however, without the prior written approval of the Board of Directors, offer his services as a (a) consultant (b) author, or (c) outside board member, provided these activities do not interfere with Miller's ability to perform this duties and responsibilities under this Agreement.
                  1.4 Except as provided herein, Miller represents, warrants and covenants that he will not be during the Term, subject to any employment agreement, non-competition covenant, non-disclosure agreement or any similar agreement, covenant, restriction or understanding that would be breached by Miller's execution of this Agreement or the performance by Miller of any of his duties, responsibilities or covenants hereunder, or that would in any manner, directly or indirectly, limit or otherwise affect the duties and responsibilities that may now or in the future be assigned to Miller by Company.

         2. TERM. The "Term" shall be for a five (5) year period commencing on January 1, 2000 and terminating on December 31, 2004 ("Scheduled Termination Date"), unless extended or sooner terminated pursuant to this Agreement. The term "Year" as used herein refers to the period commencing on January 1st and ending on December 31st.

         3. COMPENSATION. In full and complete consideration of the services to be rendered by Miller hereunder and subject to Miller performing all of his material duties and obligations hereunder and not otherwise being in material default of this Agreement, Company shall pay or cause to be paid to Miller the following compensation:

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                  3.1 BASE SALARY. The base salary ("Base Salary") payable by
Company to Miller shall be as follows: (a) One Hundred Eighty Thousand Dollars ($180,000) per annum. The Base Salary shall be payable in accordance with the company's standard payroll procedures. The Base Salary shall be increased to $250,000 once Company has completed an Initial Public Stock Offering ("IPO"), a secondary financing in which it receives at least $10,000,000, or the stock of the Company becomes publicly traded. The Base Salary shall be adjusted annually by the greater of 5% or the increase in CPI during the Year.
                  3.2 BONUS. A bonus within the discretion of the Board of Directors, except that a bonus of no less than $250,000.00 shall be immediately payable if and when the stock of the Company is publicly traded, the Company completes (a) a private financing of at least $10,000,000, and/or (b) a sale of a majority of the capital stock of the Company.
                  3.3 REIMBURSEMENT OF EXPENSES. Company shall promptly reimburse Miller for any and all actual, reasonable and necessary expenses incurred by Miller in the performance of the duties hereunder during the Term, including, without limitation, reasonable entertainment expenses and reasonable airfare, automobile, living accommodations and other traveling expenses. Such reimbursement shall be conditioned upon Miller submitting to Company an itemized statement and appropriate vouchers or receipts in respect of the expenses.
                  3.4 VACATION. For each year of the Term, Miller may take up to three (3) weeks paid vacation. In addition, Miller may take sick days, holidays and personal days in accordance with Company's policies. Any additional time off shall be only upon mutual agreement of the parties as to both the time taken and compensation, if any.
                  3.5 CAR ALLOWANCE. Company shall pay the gross amount of $600 per month during the Term (prorated for partial months) as a car allowance. Miller acknowledges and agrees that he shall be solely responsible for his automobile costs, such as the cost of a lease, insurance, registration, maintenance, gasoline, etc.
                  3.6 DISABILITY INSURANCE. Company shall obtain and pay for a long-term disability insurance policy in the minimum amount of 60% of Miller's base salary.
                  3.7 FRINGE BENEFITS. Company shall provide Miller with comprehensive medical and dental insurance coverage and such other fringe benefits as and when provided by the Company to its executives or as determined by the Board of Directors.
                  3.8 STOCK OPTIONS. Upon closing the Company's Private Placement of $4.2 Million minimum, Miller shall receive Stock Options to purchase 100,000 shares of the Company's common stock at the Private Placement price with all shares vested. Miller shall receive an additional stock option upon the Company completing an Initial Public Stock offering and any and all secondary stock offerings, including a private placement of stock. These options shall be for a number of shares equal to five (5%) of the total stock issued by the company in the IPO and the secondary offerings. These options shall be fully vested upon issuance and the option price shall be the same price as the IPO or secondary stock offering price. If appropriate, these Stock Options will be issued pursuant to the Stock Option Plan, a copy of which is attached hereto and incorporated by this reference.
                  3.9 DIRECTOR'S AND OFFICER'S INSURANCE. The Company shall provide Director's and Officer's Insurance (D&O Insurance) in an amount and terms reasonably acceptable to Miller.

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In addition the Company will provide, pay for, and reimburse Miller for any legal or related expenses which he incurs in any action taken against Miller as a result of his role as an Officer, Director, or employee of the Company. Furthermore, regardless of the outcome of such actions, the Company, at its sole expense, will defend Miller in all such actions including the reimbursement of any and all expenses in excess of the coverage provided by D&O Insurance.

         4.       TERMINATION.
                  4.1 TERMINATION WITHOUT CAUSE. If Company is deemed to have terminated this Agreement without cause as provided in Paragraph 6.0, then Miller shall be entitled to receive the Base Salary for the unexpired portion of the Term of this Agreement plus his Base Salary for an additional two (2) year period (the "Parachute Period"). For example, assuming that Miller is terminated pursuant to Paragraph 6.0 and there are two years remaining on the Initial Term of this Agreement, Miller shall receive his Base Salary for four (4) years (i.e., two (2) years for the unexpired Term and his Base Salary for the Parachute Period). In addition, Miller shall continue to receive the benefits and other payments outlined in Section 3 and the unvested portion of all stock options shall immediately become fully vested.
                  4.2 TERMINATION WITH CAUSE. This Agreement shall be terminable prior to the expiration of the Term by mutual consent of the parties or by Company upon the occurrence of one of the following events:
                           4.2.1 Upon the engagement by Miller in any business
activity which is competitive to Company's business or which is otherwise contrary to Miller providing his professional services exclusively for the benefit of Company;
                           4.2.2 If Miller is charged with and convicted of (or
enters a plea of NOLO CONTENDERE in any court relating to) an act of fraud or embezzlement against the Company;
                           4.2.3 Failure to fulfill his material obligations
under this Agreement or the continued negligent breach or violation of the material terms of this Agreement or the failure of any of the representation or warranties herein to be true and correct; PROVIDED, HOWEVER, that if such failure, breach or violation is of a nature that is curable, Miller shall have thirty (30) business days after written notice of such failure, breach or violation is given to him to effect cure thereof;
                           4.2.4 Miller's repeated abuse of alcohol or other
drugs or controlled substances that interferes with the performance of Miller's performance of his material obligations hereunder or which has had or can reasonably be expected to have a material adverse affect on the business or affairs of Company.
                           4.2.5 It is understood and agreed that if this
Agreement is terminated by Company for any of the reasons set forth in Paragraph
4.2 hereof or because Miller otherwise resigns or retires prior to the end of the Term ("Termination For Cause"), then Miller shall not be entitled to receive any compensation except for the following: (i) any earned portion of the Base Salary or Bonus pursuant to Paragraph 3.1 and 3.2; (ii) any unpaid expenses pursuant to Paragraph 3.3; (iii) any accrued and unpaid compensation for unused vacation and car allowance pursuant to Paragraphs 3.4 and 3.5; and (iv) any stock options vested prior to Termination For Cause.

         5.       DEATH OR DISABILITY OF MILLER.
                  5.1 In the event that Miller dies or becomes disabled during the Term, the Term shall terminate effective as of the date of death or disability, and Company shall have no further obligation or liability to Miller (or any person claiming under or through him), except that Company shall pay or cause to be paid to Miller's legal representative the amounts that would otherwise be payable to Miller had the Term been terminated on such date


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"without cause" pursuant to Paragraph 4.1 above. In the event that death or disability occurs with less than twenty-four (24) months remaining in the Term, then the Company shall continue paying to Miller's legal representative an amount which would have been payable under this Paragraph 5.1 as if there had been twenty-four months remaining in the Term.
                  5.2 During the period of any Disability (as hereinafter defined) of Miller during the Term, he shall continue to be compensated as provided in Paragraph 3 hereof, less any payments paid to him under applicable disability benefit programs (which he agrees he is obligated to pursue), including Social Security, worker's compensation programs and disability insurance. In the event that Miller is Disabled for less than seventy-five (75) consecutive days (or one hundred five (105) days in the aggregate) during any Calendar Year, Company shall not have the right hereunder to terminate this Agreement. In the event that Miller is Disabled for more than seventy-five (75) consecutive days (or one hundred five (105) days in the aggregate) during any Calendar Year, Company shall have the right to terminate this Agreement, in which event, Company shall pay or cause to be paid to Miller (or his legal representative) the amounts that would otherwise be payable to Miller had the Term been terminated on such date pursuant to Paragraph 5.1 above.
                  5.3 The term "Disability" and "Disabled" as used herein shall mean a mental or physical condition that renders Miller unable to perform substantially all of Miller's duties and responsibilities hereunder. Miller expressly agrees, in the event of any dispute under this Paragraph 5 to submit to physical examination by a physician licensed in California and selected and paid by Company. Miller shall also have the right, at his sole expense, to have another physician of his own choice present during such examination. In the event that Miller elects to have a physician present and Miller's physician and the Company's physician disagree as to whether Miller is Disabled, such physicians shall mutually select a third physician, which shall be paid for by Miller and Company, and such physician's decision shall control. In the event that the physicians are unable in good faith to agree upon a third physician, the decision of the Company's physician shall control so long as such physician had a good faith basis for such determination.

         6.       TERMINATION OF EXCLUSIVE DUTIES.
                  6.1 In the event that Company elects in writing at any time not to continue using the exclusive services of Miller and removes Miller as the Chief Operating Officer of Company other than for the reasons specified in Paragraphs 4.2 and/or 5 above, Miller shall be relieved of all obligations hereunder except as provided in this Paragraph 6. Subject to Miller receiving the amount specified in this Agreement, Miller shall remain obligated upon Company's request to provide non-exclusive consulting services (in such a manner as not to restrict Miller from full time employment by another company) to Company from the effective date of the election by Company ("Trigger Date") through the Scheduled Termination Date (the "Mitigation Period"). During the Mitigation Period, Company shall remain obligated to pay to Miller the Compensation payable to Miller under Paragraph 3 above provided that during such Mitigation Period Miller honors the obligations specified in Paragraphs 8 and 9 below. The Compensation shall be paid to Miller as and when such Compensation is payable under Paragraph 3 of this Agreement. In addition, promptly after the Trigger Date, Company shall pay to Miller any unpaid expenses pursuant to Paragraph 3.4 and any accrued and unpaid compensation for unused vacation pursuant to Paragraph 3.5 as of the Trigger Date, and any accrued and unpaid car allowance pursuant to Paragraph 3.6 as of the Trigger Date.


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                  6.2 Payments which Company is obligated to make to Miller
during the Mitigation Period shall be reduced by the amount equal to one-half (1/2) the compensation earned by Miller from other sources during the Mitigation Period (which shall exclude any and all non-cash consideration, contingent, and/or deferred compensation received during or after the Mitigation Period, as well as exclude amounts paid to him as a result of investments or amounts received by him as an author). If Miller earns more than twice the Compensation specified in Paragraph 6.1 during the Mitigation Period, Miller shall not be entitled to any payments from Company for his Base Salary or Parachute Payment during the Mitigation Period. During the Mitigation Period Miller shall have an affirmative duty to seek other employment that will not violate the provisions of Paragraph 9 and shall truthfully, accurately and promptly report and account in writing to Company for all compensation earned by him (excluding that outlined above) with respect to the Mitigation Period. Nothing in this Paragraph
6.2 shall require Miller to accept employment which he believes, in good faith, is inappropriate, or at a level below that which he performed at Company.
                  6.3 Notwithstanding anything herein to the contrary, Company shall not be obligated to utilize the services of Miller so long as Company pays to him the amount specified in Paragraph 6.1 above. In the event that Company is deemed to have terminated Miller without cause, his sole remedy shall be to collect the amounts provided in this Agreement and such amounts shall be retained by him as full and complete discharge and satisfaction of any claims for damages and remedies, legal or equitable, and he expressly agrees to honor the obligations specified in Paragraphs 8 and 9 below during the Mitigation Period so long as Company is making such payments to him.

         7. ADDITIONAL AGREEMENTS. Miller agrees to execute the Confidential Information Disclosure Agreement and the Indemnity Agreement, a copy of which is attached hereto and incorporated by this reference.

         8. CONFIDENTIAL INFORMATION. Miller shall not use or disclose to any other person (other than to another officer of the Company or his attorney, accountant or professional financial advisor with a need to know such information), any confidential information or trade secrets that he has or may receive during such time as he has rendered or is rendering services to Company relating to Company, or its business or affairs (including, without limitation, any such information stored on any computer or in computer-readable form) that contains or reflects any such information (except that Miller may take a copy of his rolodex and documents reflecting his compensation). The confidentiality obligations hereunder shall not extend to information in the possession of Miller prior to his employment with Company or if the confidentiality is lost due to reasons other than a violation of this Paragraph by Miller, or if Miller is required to disclose such information by court order or other binding legal process (so long as Miller gives ten (10) days' prior written notice to Company of proceeding pursuant to which Miller is being asked to disclose confidential information).

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         9.       NON-COMPETITION AND RELATED COVENANTS.
                  9.1 During the Term and for one year thereafter (which one-year period shall be referred to herein as the "Post-Agreement Period"), Miller shall not, unless acting pursuant to this Agreement or with the prior consent of Company, own, control, manage, operate, join or finance, or participate in the ownership, control, management, operation or financing of, or be connected as a director, officer, employee, partner, principal, agent representative, consultant or otherwise with, or use or permit its or his name to be used in connection with, any business or enterprise that is or is reasonably likely to become competitive with the Company's Business in any jurisdiction in which Company is then engaged in business, for so long as Company continues to conduct business in such jurisdiction. During the Post-Agreement Period, Miller agrees to provide mutually acceptable non-exclusive consulting services of Miller to Company, subject to payment of the compensation set forth in this Agreement.
                  9.2 Prior to the expiration of the Term and during the Post-Agreement Period, Miller shall not: (i) solicit or attempt to solicit for employment any person who is then an employee of Company, or induce or attempt to induce any such employee to terminate his or her employment with Company; or
(ii) solicit, divert or take away, or attempt to solicit, divert or take away, any person that is at the time of such termination an advertiser, customer or client of Company; or advise or induce or attempt to advise or induce any such person not to continue its relationship with Company or to withdraw, curtail or cancel its business dealings with Company; or (iii) interfere with or damage Company's business relationships with its employees, lenders, creditors, advertisers, clients, customers and others with whom it does business.
                  9.3 Miller's obligations under Paragraph 9 during the Post-Agreement Period shall be conditioned upon payment to Miller of the Compensation provided for in this Agreement.
                  9.4 The covenants set forth in this Paragraph 9 shall be construed as a separate and independent covenant for each of the separate states, provinces, territories and possessions throughout the world. To the extent that such covenant shall be declared to be invalid or unenforceable in any particular jurisdiction, such declaration shall not affect such covenant with respect to any other jurisdiction. In addition, in the event that any court shall determine that the scope, time or territorial restrictions set forth herein are not reasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent permitted by law, and this Agreement shall thereby and to that extent be reformed.
                  9.5 The restrictions set forth in this Paragraph 9 shall not be construed to prohibit the ownership collectively by Miller of less than five percent (5) of any class of securities of any corporation having a class of securities registered under the Securities Exchange Act of 1934, if and as long as such ownership represents a passive investment and neither Miller nor any group of affiliated persons in any way, directly or indirectly, manages or exercises control over such corporation or otherwise takes part in such corporation's business, or seeks to do any of the foregoing.
                  9.6 As used in Paragraph 8 hereof and this Paragraph 9, the term "Company" shall be deemed to include any Affiliate(s) (whether now existing or hereafter formed or acquired).

         10. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) delivered personally, (ii) sent by nationally-recognized overnight courier, or (iii) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

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         If to Company, to:        Global Sports And Gaming.com
                                   c/o Lee Sacks
                                   Law Offices Of Lee Sacks
                                   100 Wilshire Boulevard, Suite 1300
                                   Santa Monica, CA 90401

         If to Miller, to:         Douglas R. Miller
                                   1717 6th Street
                                   Manhattan Beach, Calif 90266

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered if personally delivered, (ii) on the business day after dispatch if sent by nationally-recognized, overnight courier as an overnight package for next day delivery and so received, and (iii) on receipt, if sent by mail.

         11.      MISCELLANEOUS.
                  11.1 All compensation payable to Miller hereunder shall be net of required deductions, withholdings and reductions to offset payments. If any payment required to be made hereunder is to be paid on a weekend or holiday, such payment shall be made on the next business day. If Company fails to make any payment required hereunder on the date such payment is due, Miller shall give written notice to Company requesting such payment and Company shall have five (5) business days from receipt of such notice to pay the amount due. In the event that Company pays the amount due within such five (5) days period, Company shall not be deemed to have breached any such payment obligation to Miller.
                  11.2 Company may secure, at its cost, life, health, accident, and other insurance covering Miller for Company's benefit, and Miller shall not have any right, title or interest in or to such insurance. Miller shall submit to usual and customary medical examinations for Company's insurance purposes (including self-insurance) and will sign such applications or other documents as may be reasonably required in the premises.
                  11.3 Company shall have the right during the Term and thereafter to the extent already embodied in materials already distributed, throughout the Universe, to use Miller's name, likeness, photograph, voice and/or biography in connection with Company's business, including, without limitation, any advertising relating thereto.
                  11.4 This Agreement and any Exhibits attached hereto constitutes and contains the entire agreement and understanding among the parties hereto with respect to the matters set forth herein and the transactions contemplated hereby, and supersedes and replaces all prior contracts, negotiations and all proposed agreements, promises, covenants, guarantees, representations, whether written or oral, express or implied, concerning any of the subject matters hereof. Each of the parties agrees and acknowledges that such party has not executed this Agreement in reliance on any agreement, promise, covenant, guarantee, representation, commitment, or warranty not expressly set forth in this Agreement. This Agreement may not be altered or otherwise amended except by an instrument in writing signed by each of the parties hereto.
                  11.5 Company believes that a monetary remedy for a breach of Paragraphs 8 or 9 of this Agreement will be inadequate, and will be impracticable and extremely difficult to prove, and further believes that such a breach would cause Company irrevocable harm, and that Company should be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages.


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                  11.6 The failure of either party at any time to require the other party's performance of any provision hereof shall not affect such parties right thereafter to enforce the same, except to the extent specifically contemplated herein; nor shall the waiver by either party of any breach of any provision hereof be construed to be a waiver of any succeeding breach of any such provision, or as a waiver of the provision itself.
                  11.7 This Agreement and each of its provisions shall be interpreted according to the fair and common meaning of its terms and shall not be construed in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in its drafting or by reason of the extent to which this Agreement or any such provision hereof is inconsistent with any prior draft hereof.
                  11.8 Amendments to this Agreement shall only be effective if the same shall be in writing and signed by the party to bound thereby.
                  11.9 The parties hereto acknowledge that they have read and understand each and every provision of this Agreement and consent to all of the terms and provisions contained herein voluntarily and without any reservation whatsoever, and that the parties have had the same explained to them by independent legal counsel.
                  11.10 As used in this Agreement, the term "person" shall mean an individual, firm, corporation, partnership, governmental jurisdiction or agency or other entity or enterprise.
                  11.11 More than one counterpart of this Agreement may be executed by the parties hereto, and each such counterpart shall be deemed an original.
                  11.12 Except as expressly provided herein, it is not the intention of any of the parties to confer, and the Agreement shall not be construed as to confer, any right or benefit upon any person or entity other than the parties and each of their successors and permitted assigns.
                  11.13 This Agreement shall be assigned by Company to any person, firm, corporation or other entity with which Company may merge, consolidate or which acquires substantially all of Company's assets. This Agreement may not be assigned by Miller. Subject to the foregoing, the parties agree that this Agreement and all of its terms shall be binding upon their respective heirs, personal representatives, executors, administrators, successors and assigns.
                  11.14 This Agreement shall be governed by and its terms construed in accordance with the laws of the State of California, applicable to agreements entered into and to be performed wholly in California.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of
December 6, 1999 in Los Angeles County, California.

Dated:       12/6/99            GLOBAL SPORTS AND GAMING.COM, INC.
        -----------------


                                By:      /S/ WAYNE ALLYN ROOT
                                     -------------------------------------------
                                     Wayne Allyn Root, Chief Executive Officer


Dated:       12/6/99                  /S/ DOUGLAS R. MILLER
        -----------------       ------------------------------------------------
                                    Douglas R. Miller

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